UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

(Amendment No. __)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2015

InterCloud Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32037	0963722
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1030 Broad Street Suite 102 Shrewsbury, NJ	07702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 898-6308

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 4, 2015, InterCloud Systems, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), restructured the terms of certain promissory notes issued by it to a third party investor, Forward Investments, LLC, in order to extend the maturity dates thereof , reduce the seniority and reduce the interest rate accruing thereon. The following notes were restructured as follows:

●	notes issued to Forward Investments, LLC in the aggregate principal amount of $3,650,000 that bear interest at the rate of 10% per annum, had the maturity date extended from June 30, 2015, to July 1, 2016;

●	notes issued to Forward Investments, LLC in the principal amount of $2,825,000 that bears interest at the rate of 2% per annum, had the maturity date extended from June 30, 2015, to July 1, 2016; and

●	notes issued to Forward Investments, LLC in the aggregate principal amount of $2,645,000 were converted from senior notes to junior notes, had the interest rate reduced from 18% to 3% per annum, had the maturity date extended by approximately three years to January 1, 2018, and now are convertible at an initial conversion price of $6.36 per share, subject to further adjustment as set forth therein.

Furthermore, Forward agreed to lend to the Company an amount substantially similar to the accrued interest the Company owes Forward on the aforementioned notes. In consideration for such restructuring and additional payments made by Forward to the Company, the Company issued to Forward an additional convertible note equal to $1,730,000 with an interest rate of 3% per annum, a maturity date of January 1, 2018, and an initial conversion price of $6.36 per share, subject to further adjustment as set forth therein, and agreed to provide Forward with the option to lend the Company an additional $8 million in the form of convertible notes similar to the existing notes between Forward and the Company.

Item 3.02. Unregistered Sales of Equity Securities

The information provided under Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Form of Note issued by InterCloud Systems, Inc. to Forward Investments, LLC.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCLOUD SYSTEMS, INC.

Date: March 10, 2015	By:	/s/ Timothy A. Larkin
Timothy A. Larkin Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Note issued by InterCloud Systems, Inc. to Forward Investments, LLC.

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